Exhibit 99.1

OurPet's Company to Purchase Certain

Assets of Molor Products Company

FAIRPORT HARBOR, Ohio, February 20, 2015 /PRNewswire/ -- OurPet's Company (OTCQX: OPCO), a leading proprietary pet supply company, today announced plans to purchase certain assets of Molor Products Company that complement the OurPet’s product line. These products include the full size and mini Food ‘N’ Fountain deluxe cat and dog bowls, the Cat Buffet, the EZ Store Raised Dog single bowl “Store N Feed” type product and other pet bowls currently sold under the Festiva brand.

Dr. Steve Tsengas commented, “The Molor products we are acquiring, which offer significant health and convenience benefits, round out our feeder product line. We expect to increase sales of these products through our extensive domestic and expanding international sales channels. These patented products are currently sold throughout the United States, including major national and international retailers. We are very excited about these additions to our product portfolio. We plan to accelerate our overall sales by making further strategic acquisitions in our categories of concentration- cat/dog toys and accessories, feeding/storage products and waste/odor management products, to achieve double digit growth going forward. We will be showing the Molor products at the upcoming Global Pet Expo next month.”

The transaction is anticipated to close within the next 30 days. Terms of the transaction were not disclosed.

About OurPet's Company
The OurPet’s company designs, produces and markets a broad line of innovative, trend-setting, pet products and accessories in the United States and overseas. The OurPet’s Company has an extensive intellectual property portfolio with and www.petzonebrand.com for more information about the Company, its products and brands.

CONTACT: INVESTOR RELATIONS:

OurPet's Company
Dr. Steven Tsengas
(440) 354-6500 (Ext. 111)

InvestQuest, Inc.
Robert Lentz
(614) 876-1900